SUBSCRIPTION AGENCY AGREEMENT

          THIS AGREEMENT is made the • day of •, 2001.

B E T W E E N :

         RADIANT ENERGY CORPORATION, a corporation amalgamated under the laws of Canada,

          (hereinafter called the "Company")

                                                                                        OF THE FIRST PART

         - and -

          EQUITY TRANSFER SERVICES INC., a corporation incorporated under the laws of the Province of Ontario,

          (hereinafter called "Equity")

                                                                                        OF THE SECOND PART

          WHEREAS:

A.	Equity is the registrar and transfer agent for the issued and outstanding common shares (the "Shares") in the capital of the Company;

B.	the Company has resolved to issue rights (the "Rights") to subscribe for US$100 principal amount of Series B 8% redeemable convertible subordinated debentures;

C.	the Rights are to be issued to the holders of the Shares of the Company as described in this Agreement;

D.	the Company deems it expedient that Equity act as subscription agent for the Rights and custodian of monies tendered for exercise of the Rights;

          NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

Section 1.          Definitions

1.01	In this Agreement and the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms or expressions have the following meanings, respectively:

“Additional Debentures” means such Debentures, if any, as subscribed for under the Additional Subscription Privilege (as defined in the Prospectus);

“Agreement” means this subscription agency agreement;

“Basic Subscription Privilege” means the right of each shareholder of the Company to subscribe for one Debenture for each 150 Rights pursuant to the Prospectus;

“Debentures” means the Series B 8% redeemable convertible unsecured subordinated debentures to be created and issued pursuant to a trust indenture to be dated o , 2001 between the Trustee and the Company;

“Expiry Date” means 4:00 p.m. (Toronto time) on o , 2001;

“Non-Participating Shareholder” means shareholders of the Company who reside in any jurisdiction other than the United States and the Qualifying Provinces;

“Prospectus” means, collectively, the preliminary prospectus of the Company dated September 25, 2001 and the (final) prospectus to be prepared and filed with the securities commissions of the Qualifying Provinces qualifying the distribution of the Rights in each of the Qualifying Provinces;

“Qualifying Provinces” means the Provinces of Alberta, British Columbia, Ontario and Nova Scotia;

“Record Date” means o , 2001;

“Subscription Funds” means any and all monies tendered by holders of Rights on account of subscriptions for the Debentures;

“Trustee” means Trust Company of Bank of Montreal, a trust company existing under the laws of Canada; and

“U.S. Resident Shareholder” means any registered holder of Shares whose address, as reflected in the Share register of the Company maintained by Equity, is in the United States of America.

Section 2.          Appointment of Agent

2.01	Equity is hereby appointed as subscription agent for the Rights at its principal office in Toronto and Equity hereby accepts such appointment upon the terms and conditions hereinafter set forth.

2.02	Equity shall keep the Company’s register of Rights and register of transfers of Rights and the Company’s supply of unissued Rights certificates and, subject to such instructions as may be from time to time given by any officer of the Company, Equity shall:

(a)	issue to the persons entitled thereto, in accordance with Section 3.01 hereof, Rights certificates representing the Rights held by them, or transferred to them after the initial issuance, respectively, and enter or register such Rights certificates on the Company’s register of transfers of Rights;

(b)	permit transfers to be made upon the said register of transfers by holders of Rights or by their duly authorized attorneys and cancel certificates for Rights surrendered upon such transfers;

(c)	in accordance with the Prospectus, accept for division and consolidation Rights certificates properly presented for division or consolidation prior to the Expiry Date;

(d)	in accordance with the Prospectus, calculate the number of Additional Debentures available after giving effect to the Basic Subscription Privilege and allocate and issue such Additional Debentures to the persons entitled thereto;

(e)	in accordance with the Prospectus, accept for exercise Rights from holders of Rights entitled to subscribe for Debentures, along with Subscription Funds, and cancel such Rights certificates properly presented for exercise from the register of Rights;

(f)	forthwith after the Expiry Date and after all duly tendered subscriptions for the Debentures have been calculated, cancel all Rights from the register;

(g)	until the Expiry Date, make such entries from time to time in the said register of Rights as may be necessary in order that the Rights account of each holder of Rights of the Company may be properly and accurately kept;

(h)	supply the Company and the Trustee from time to time as required with lists of holders of Rights of the Company as shown by the said register corrected to the dates of such lists showing at a minimum the name and last known postal address of each holder of Rights and the number of Rights held by each holder of Rights;

(i)	supply the Trustee and such other persons as the Company may designate from time to time with such information in such form (oral or written) as they may reasonably request as to the Rights exercised or transferred and the names of the subscribers or transferees thereof; and

(j)	in accordance with any requisition given to Equity by the Trustee, issue and deliver the specified number of Shares in the names of persons who have properly converted their Debentures.

Section 3.          The Rights

3.01	Subject to the provisions of Section 4.02 hereof, the Rights shall be issued to all registered holders of Shares entitled thereto at the close of business on the Record Date, shall be in fully registered form and shall be freely transferable under applicable securities laws of the Qualifying Provinces. Rights shall be exercisable in accordance with the Prospectus.

3.02	The Rights shall be evidenced by certificates substantially in the form annexed hereto as Schedule A, subject to such changes as may be necessary or desirable for the printing thereof.

Section 4.          Appointment of Custodian and Agent

4.01	Equity is hereby appointed as custodian for the receipt and holding of the Subscription Funds and Equity hereby accepts such appointment.

4.02	Equity agrees and consents to its appointment as agent of:

(a)	Non-Participating Shareholders as provided in the Prospectus under the heading “Details of the Offering – General – Non-Participating Shareholders” and as custodian of proceeds of Rights sold on behalf of Non-Participating Shareholders. Equity hereby covenants and agrees to sell or transfer any such Rights as described under the headings “Details of the Offering – General - Non-Participating Shareholders” and “Details of the Offering – General - Mandatory Sale of Certain Rights” in the Prospectus. Promptly following the Expiry Date, Equity shall remit the proceeds in excess of Cdn.$5.00 per person of any such sales to the persons entitled thereto, less brokerage fees, if any, applicable tax withholdings, if any, and any other required deductions;

(b)	US Resident Shareholders as provided in the Prospectus under the heading “Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada – Rights” and as custodian of proceeds of Rights sold on behalf of US Resident Shareholders. Equity hereby covenants and agrees to withhold and sell 15% of the Rights issued to US Resident Shareholders and remit the proceeds of sale of such Rights to the Canada Customs and Revenue Agency on behalf of US Resident Shareholders on account of their liability for non-resident withholding tax pursuant to the Income Tax Act (Canada).

4.03	As contemplated by the Prospectus and form of Rights certificate, Equity agrees and consents to its appointment as agent for the purpose of selling excess Rights by any holder of Rights who so appoints it pursuant to the Rights certificate.

4.04	Immediately upon receipt of any Subscription Funds, Equity shall forthwith deposit all Subscription Funds in a segregated account at a Canadian chartered bank located in Toronto.

Section 5.        Delivery of Subscription Funds.

5.01	The Company shall promptly deliver or pay over to Equity any Subscription Funds which it may happen to receive.

5.02	After the Expiry Date, and after the calculation and tabulation of all properly tendered subscriptions, Equity shall pay the Subscription Funds in accordance with a direction to be provided by the Company in the form attached hereto as Schedule B.

Section 6.        Interest on Subscription Funds

6.01	All interest earned on Subscription Funds while in the custody of Equity shall be paid to the Company at the same time as the Subscription Funds are paid out by Equity pursuant to section 5.02 hereof.

Section 7.        Covenants by the Company

7.01	The Company hereby covenants and agrees with Equity that:

(a)	it will pay Equity reasonable remuneration for its services hereunder according to the fees specified in Schedule C hereto and will repay to Equity on demand the amount of all expenditures which Equity reasonably incurs as a result of the execution of its duties hereunder; and

(b)	it will promptly give notice to Equity of any and all changes to the terms and conditions of the Rights which it may resolve to make from time to time and that it will prepare and execute any and all documents to amend this Agreement pursuant to any such changes made.

Section 8.      Replacement of Lost Rights Certificates

8.01	The authority of Equity shall also extend to the issuance of any Rights certificate the issue of which may be authorized by any officer of the Company in lieu of a Rights certificate or Rights certificates claimed to have been lost, destroyed or stolen.

8.02	No new Rights certificate or Rights certificates shall be issued in lieu of a Rights certificate or Rights certificates claimed to have been lost, destroyed or stolen until an indemnity or security in an amount and form satisfactory to the Company and Equity, in their sole discretion, shall have been furnished and the applicant has paid the reasonable expenses of the Company and Equity in connection therewith.

Section 9.        Indemnity of Equity, etc.

9.01	All Subscription Funds, while in the custody of Equity, shall be and shall remain at the sole risk and responsibility of Equity, and Equity shall be liable to the Company for any loss, except a loss of profit, of the Subscription Funds while in the custody of Equity.

9.02	The Company hereby indemnifies Equity from all third party claims, demands and judgments which may arise from the carrying out by Equity of its obligations under this Agreement save and except for such claims, demands and judgments attributable to the negligence or misconduct of Equity.

9.03	Without in any way limiting the generality of the foregoing indemnity, Equity may use its own judgment in the performance of its duties but at any time it may apply to the Company or to counsel for the Company, or to its own counsel at the expense of the Company, for instructions or advice, and the Company shall fully indemnify and hold Equity harmless from any liability for any action taken by Equity in accordance with its own judgment (save for such claims, demands and judgments attributable to the gross negligence or misconduct of Equity or its employees, agents, officers or directors) or pursuant to any applicable legislation, regulation or order in accordance with or pursuant to such instructions or advice as may be given to it by any officer of the Company or instructions or advice of counsel for the Company or of its own counsel.

Section 10.        Notices

10.01	All payments and notices required to be made or given pursuant to this Agreement shall be telecopied or personally delivered and any notice so telecopied shall be deemed to have been given upon receipt by the addressee, or, if delivered, shall be deemed to have been given on the delivery date, at the offices and to the parties at the addresses shown below:

(a)	If to Equity, to it at:

Suite 420 120 Adelaide Street West Toronto, Ontario M5H 4C3 Attention: President Telecopier: (416) 361-0470

(b)	If to the Company, to it at:

40 Centre Drive Orchard Park, New York 14127-4102 Attention: Chief Financial Officer Telecopier: (716) 662-0033

with a copy to Wildeboer Rand Thomson Apps & Dellelce, LLP, Barristers & Solicitors, Suite 810, P.O. Box 4, 1 First Canadian Place, Toronto, Ontario, M5X 1A9, Telecopier (416) 361-1790.

Section 11.        General

11.01	It is understood and agreed that any benefits accruing to the holders of Rights at any time are held by each and every holder of Rights as against the Company alone and that, subject to sections 4.01, 4.02 and 4.03 hereof, in no way does Equity act as agent or trustee for the holders of Rights in respect of obligations upon or covenants made by the Company. In all respects, subject to sections 4.01, 4.02 and 4.03 hereof, Equity shall act as agent of the Company in the execution of duties assumed hereunder, including, without limitation, any duties imposed on or undertaken by Equity with respect to meetings of holders of Rights as may be provided for from time to time.

11.02	The parties hereto hereby covenant and agree to execute and deliver any and all such other instruments and to take any and all other actions as may be reasonably necessary to carry out the intention of this Agreement.

11.03	Time shall be of the essence of this Agreement.

11.04	This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto.

11.05	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.06	The headings as used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.07	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument.

11.08	The signature of any of the parties hereto may be evidenced by a facsimile copy of this Agreement bearing such signature, and such signature shall be as valid and binding as if an original executed copy of this Agreement had been delivered.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

EQUITY TRANSFER SERVICES INC.

Per:    ________________________________
          Authorized Signing Officer

Per:    ________________________________
          Authorized Signing Officer

RADIANT ENERGY CORPORATION

Per:    ________________________________
          Authorized Signing Officer

SCHEDULE A

Form of Rights Certificate

See attached.

SCHEDULE B

Confirmation and Direction

TO:     EQUITY TRANSFER SERVICES INC. (“Equity”)

        The undersigned hereby makes reference to the subscription agency agreement (the “Agreement”) made as of o , 2001 between the undersigned and Equity and hereby:

(a)	confirms its acceptance of all subscriptions for Debentures pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege;

(B)	in accordance with Section 5 of the Agreement, authorizes and directs you to Deliver and pay by certified cheque:

(i)	US$___________________ to Brant Securities Limited (“Brant”) from the Subscription Funds received by Equity as payment of the management fee and solicitation fee pursuant to the soliciting dealer agreement made between Brant and the undersigned;

(ii)	US$ ______________ to Giordano Della Camera Securities (“Giordano”) from the Subscription Funds received by Equity as payment of the management fee and solicitation fee pursuant to the soliciting dealer agreement made between Giordano and the undersigned; and

(iii)	to Wildeboer Rand Thomson Apps & Dellelce, LLP in trust, the remainder of the Subscription Funds received by Equity pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege, together with all interest accrued thereon, and this shall be your good and sufficient authority and direction for so doing; and

(c)	in accordance with Section 2.02(j) of the Agreement, authorizes and directs you from time to time, upon requisition by the Trustee, to issue and deliver common share certificates duly registered in the names of such subscribers or transferees who have properly converted their Debentures, and this shall be your good and sufficient authority and direction for so doing.

        All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

        DATED the ______ day of ___________, 2001.

RADIANT ENERGY CORPORATION Per: ___________________________________ Authorized Signing Officer

SCHEDULE C

Fee Schedule

(A)	Documentation Review and Set-Up Fee - Review of Pertinent Documentation - Production of Rights Record - Co-ordination and Distribution including CDS communications - Maintenance of Issued and Returned certificates including maintaining registry and safekeeping	$1,500.00

(B)	Initial Issuance of Certificates	$2.00/certificate

(C)	Mailing Charges - Normal Mailing Charges per schedule

(D)	Transfers of Ownership	As noted in the Fee Schedule

(E)	Exercise, per certificate	$17.50

(F)	Sale of Rights - Ineligible (per account) - Eligible (per account)	$5.00 $5.00

(G)	Calculation of Additional Subscription Privileges	$250.00

(H)	Calculation of Broker Credit	$250.00

(i)	Taxation - Calculating and remitting non-resident withholding tax - Investment Income Reporting	$250.00 $1.50/shareholder minimum $250.00